UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ADESA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

Attached below is a letter, dated March 16, 2007, from ADESA, Inc. to its stockholders. The letter will be mailed to stockholders on or about March 19, 2007.

        March 16, 2007

Dear Fellow Stockholders:

The March 28th Special Meeting of ADESA Stockholders is rapidly approaching. At the Special Meeting, you will be asked to make a very important decision regarding the future of your investment in ADESA.

You will receive $27.85 in cash for each share of ADESA common stock you own if stockholders approve the company's previously announced agreement to be acquired by KAR Acquisition, Inc. Your Board of Directors has unanimously (excluding the recused directors Messrs. Gartzke and Sales) determined that the proposed merger is in the best interests of the company and all ADESA stockholders. WE URGE YOU TO VOTE FOR THE PROPOSED MERGER TODAY.

ISS AND GLASS LEWIS, THE NATION'S LEADING INDEPENDENT
PROXY ADVISORY FIRMS, BOTH RECOMMEND
THAT STOCKOLDERS VOTE FOR THE PROPOSED MERGER

As you make your final determination regarding your investment in ADESA, we strongly urge you to join with ISS and Glass Lewis, whose analyses are relied upon by hundreds of major institutional investment funds, mutual funds, pension plans and other fiduciaries, to vote FOR the proposed merger.

In its report, ISS stated:

  "Based on our review of the terms of the transaction...the strategic rationale, the process undertaken and the favorable transaction comparison, we believe that the merger agreement warrants shareholder support."*

In its analysis, Glass Lewis stated:

  "[W]e believe the proposed consideration offers a financially reasonable valuation and there are no significant conflicts of interest that would cause us to challenge the agreement. Given the rigorous sale process and the unanimous support of the board, we believe the proposed transaction is in the interests of shareholders. Accordingly, we recommend that shareholders vote FOR the proposal."*

THE PROPOSED MERGER IS THE RESULT OF A COMPREHENSIVE REVIEW OF
ADESA'S STRATEGIC ALTERNATIVES AND A ROBUST AUCTION PROCESS

Your Board, together with its independent financial advisor, UBS, conducted an extensive auction process. As a result of this process and after considering the challenging industry environment and the significant investments and associated execution risks to facilitate ADESA's future growth, your Board concluded that a sale of the entire company would maximize value for all ADESA stockholders.

YOUR BOARD STRONGLY RECOMMENDS THAT ALL ADESA
STOCKHOLDERS VOTE FOR THE PROPOSED MERGER

The proposed merger delivers a 37% premium over the closing share price on July 26, 2006, the date the board of directors authorized the initiation of the process. The purchase price also represents a multiple of 10.1x LTM EBITDA, which is 23% higher than ADESA's average of 8.2x since its IPO on June 16, 2004.

The proposed merger is not conditioned on the ability of the buyer group to obtain financing. All regulatory approvals have already been satisfied.

PROTECT THE VALUE OF YOUR INVESTMENT.
VOTE FOR THE PROPOSED MERGER TODAY

Approval of the merger requires an affirmative vote of a majority of ADESA's outstanding shares entitled to vote. Accordingly, whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return the enclosed proxy card or voting instruction card today. Alternatively, you may submit your proxy or instructions by phone or the Internet to ensure that your shares will be represented at the Special Meeting. If you do not vote, it will have the same effect as voting against the merger.

YOUR VOTE IS EXTREMELY IMPORTANT—
FAILURE TO VOTE IS THE SAME AS A VOTE AGAINST THE MERGER

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll-free at (866) 425-8154; banks and brokers can call: (212) 440-9800.

Thank you for your support.

On behalf of your Board of Directors,

Sincerely,

David G. Gartzke
 Chairman of the Board and Chief Executive Officer

*Permission to use quotations from the ISS and Glass Lewis reports was neither sought nor obtained.